                                                                     Exhibit 4.6
                        LIMITED RECOURSE PROMISSORY NOTE


$20,200,000 (U.S.)                                               October 4, 2000

     FOR VALUE RECEIVED, the undersigned, Unifrax Holding Co., a Delaware corporation (the "HOLDINGS"), hereby promises to pay to Societe Europeenne de Produits Refractaires, as agent for those Persons identified on Schedule I (the "PAYEE"), at "Les Miroirs" 18, Avenue d'Alsace, 92096 LA DEFENSE CEDEX, FRANCE, or at such other place as the Payee may from time to time designate in writing, in lawful money of the United States of America an aggregate amount equal to TWENTY MILLION TWO HUNDRED THOUSAND U.S. DOLLARS ($20,200,000) on the terms set forth below; provided, however, that the aggregate principal amount of this Promissory Note (this "NOTE") will be permanently reduced by the amount or amounts, if any, (a) by which the aggregate principal amount of that certain Subordinated Promissory Note (the "CORPORATION NOTE"), dated the date hereof issued by Unifrax Corporation (the "CORPORATION") in favor of Payee, in the initial principal amount of EIGHT MILLION U.S. DOLLARS ($8,000,000) is increased to a principal amount in excess of EIGHT MILLION U.S. DOLLARS ($8,000,000) pursuant to the provisions of the first paragraph of the Corporation Note, and
(b) actually paid by the Corporation pursuant to any guaranty of this Note (each, a "GUARANTY AGREEMENT") provided to Payee by the Corporation after the date hereof.

     1. INTEREST RATE. This Note will bear, subject to Section 2(b) below, simple interest on the outstanding principal at an annual rate of (a) 7% from the date of this Note until December 31, 2001, (b) 8.5% from January 1, 2002 until December 31, 2002, and (c) 10% from January 1, 2003 until June 30, 2004.

     2. PAYMENT.

        (a) Subject to Section 2(b) and Section 5 of this Note or acceleration as provided herein, interest is due and payable on January 31, 2001, January 31, 2002, January 31, 2003 and June 30, 2004 (each an "INTEREST PAYMENT DATE") based on an actual/365 day year and the actual days the principal amount hereof is outstanding. Interest on the principal amount of the Note will accrue beginning on the date of issuance of this Note and will continue to accrue for so long as any principal amount of this Note is outstanding.

        (b) In the event that Holdings does not receive the payment in full of all dividends to which it is entitled pursuant to ARTICLE FOURTH, Section
     (A)(2) of the Certificate of Amendment of the Certificate of Incorporation of the Corporation as a consequence of any provision of any agreements or instruments representing or evidencing any Senior Indebtedness (as defined in the Corporation Note), Holdings will not be required on any Interest Payment Date to make a cash interest payment hereunder, such non-payment will not constitute an Event of Default (defined below) hereunder and all of such installment (or the unpaid portion thereof) shall be added to the principal under this Note.

        (c) The entire unpaid principal amount of this Note and any accrued and unpaid interest due hereon shall become due and payable on June 30, 2004.

        (d) Whenever any payment to be made under this Note is stated to be due on Saturday, Sunday or a legal holiday or the equivalent for banks generally under the laws of the State of New York (any other day being a "BUSINESS DAY"), such payment may be made on the next succeeding Business Day.

     3. PREPAYMENT. This Note may be prepaid by Holdings in whole or in part at any time without premium or penalty. Any such prepayment shall be first applied to the payment of accrued but unpaid interest on the principal amount to be prepaid and then to principal.

     4. PLEDGE. The amounts due under this Note are secured by a pledge of 20,500 shares of Series A Preferred Stock of the Corporation ("PREFERRED STOCK") pursuant to a Pledge Agreement of even date herewith, by and between Holdings and the Payee (the "PLEDGE AGREEMENT"). In the event of an Event of Default, Payee shall have the remedies provided for in the Pledge Agreement. In the event that the Payee forecloses on the Preferred Stock pursuant to the Pledge Agreement and such recovery thereunder is less than the amounts then due under this Note, Holdings will remain liable for such deficiency, provided, however, that in no event will Payee have any rights to acquire any interest in or exercise any control over Holdings' interest in the common stock of the Corporation notwithstanding any right or remedy otherwise available to Payee under applicable law.

     5. SET-OFF. Holdings has the right to offset against any payment of interest or principal due and payable (whether by scheduled amortization or prepayment) from Holdings to the Payee under this Note any amounts owing from the Payee or any Affiliate (as hereinafter defined) to Holdings or the Corporation under any of the Transaction Documents (as defined in that certain Stock and Asset Purchase Agreement by and among Payee, the Corporation and certain other parties thereto, dated as of July 27, 2000) and any such offset shall not constitute an Event of Default. In the event of any such offset, the amount of such offset shall be allocated pro rata among (a) this Note; (b) that certain Limited Resource Promissory Note, dated the date hereof, in the original principal amount of $300,000, issued by Holdings in favor of Carborundum do Brasil, (c) the Corporation Note; (d) that certain Subordinated Promissory Note, dated the date hereof, in the original principal amount of $1,500,000, issued by Corporation in favor of SEPR; and (e) any Guaranty Agreement or Guaranty Agreements in effect at that time.

     6. DEFAULT; ACCELERATION. In the case an Event of Default occurs and is continuing, the entire unpaid principal of this Note, together with all accrued but unpaid interest, will become immediately due and payable at the Payee's option. An "EVENT OF DEFAULT" means (a) the failure of Holdings to make any payment of interest or principal within fifteen days of the date such payment is due, other than (i) as provided in Section 2(b) hereof and (ii) in accordance with Holdings' right to offset against this Note as further described in Section 5 above, or (b) Holdings' filing a petition or otherwise voluntarily commencing a case or proceeding or filing an answer or other pleading in any proceeding seeking relief under any federal or state bankruptcy, insolvency or debtors' reorganization law, being the voluntary or involuntary subject of an order for relief by any court under any such law, or being adjudicated "bankrupt," "debtor" or

"insolvent" under any such law, or there being appointed under any such law, a "trustee," "receiver" or "custodian" to manage Holdings' business or properties, or there being commenced under any such law a case or proceeding proposing such an order for relief, adjudication or appointment with respect to Holdings or Holdings' business, which proceeding is consented to by Holdings or that is not dismissed within 90 days after being commenced, or (c) a Change-in-Control (as defined below).

     7. NO RECOURSE. No director, stockholder, officer, employee or incorporator as such, past, present or future of Holdings or any successor person has any liability for any obligation of Holdings under this Note or for any claim based on, in respect of or by reason of, any such obligation or its creation. The Payee by accepting this Note waives and releases all such liability. This waiver and release are part of the consideration for the issue of this Note.

     8. COSTS. In the event that any principal or interest due hereunder is not paid in accordance with this Note, Holdings shall pay any and all reasonable costs incurred by Payee to collect the sums due hereunder, including, but not limited to, reasonable attorneys' fees and disbursements.

     9. LATE PENALTY. Except as otherwise provided in Section 2(b) and Section 5 of this Note, any payment of interest that is required to be made hereunder that is not made within fifteen (15) days of the date specified for payment or otherwise in accordance with this Note shall bear a late fee equal to five percent (5%) of the amount of the payment then due.

     10. NO WITHHOLDING. Any payments or prepayments to be made in respect of interest on this Note shall be made without deduction or withholding, or with such additional amounts as may be necessary in order that Payee, after such deduction or withholding, receives the full amount of interest then due and payable or intended to be prepaid.

     11. WAIVER OF DEFENSES. Subject to Section 5 of this Note, Holdings hereby waives presentment for payment, protest and demand, suretyship defenses and all other defenses in the nature thereof and notice of non-payment, changes in terms and conditions and all other indulgences granted by Payee.

     12. NO IMPLIED WAIVER. Payee shall not, by any act, delay, omission or otherwise, be deemed to waive any of its rights or remedies hereunder, unless such waiver be in writing and signed by Payee and Holdings, and then only to the extent expressly set forth therein. A waiver on any such occasion shall not be construed as a bar to, or waiver of, any such right or remedy on any future occasion.

     13. GOVERNING LAW; INTERPRETATION. This Note is to be governed and controlled as to interpretation, enforcement, validity, construction, and in all other respects by the laws, statutes and decisions of the State of New York.

     14. INVALIDITY. If any one or more of the provisions contained in this Note are invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of all the remaining provisions will not in any way be affected or impaired.

     15. ASSIGNMENT. The Payee shall not assign, negotiate or otherwise transfer this Note or any or all of its rights under this Note to any Person without the prior written consent of Holdings, except to an Affiliate of Payee. This Note may not be assigned, transferred or pledged, in whole or in part, by Holdings without the prior written consent of Payee.

     16. CERTAIN DEFINITIONS. As used in this Note, (a) "AFFILIATE" of any Person means any Person directly or indirectly controlling, controlled by, or under common control with, any such Person and any officer, director or controlling Person of such Person, (b) "PERSON" means any individual, corporation, partnership, limited liability company, joint venture, trust, governmental authority, unincorporated association or any other entity or organization, and (c) "CHANGE-IN-CONTROL" means the acquisition by a Person (other than Kirtland Capital Partners II LP or any Affiliate thereof) of (i) the ownership or control (directly or indirectly) of more than 50% of the voting share capital of Holdings or the Corporation or (ii) the right to appoint or remove directors having a majority of the voting rights exercisable at meetings of the boards of directors of Holdings or the Corporation.

                   [BALANCE OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, Holdings has caused this Note to be duly executed as of the date first above written.

                                           UNIFRAX HOLDING CO.


                                           By:  /s/  William P. Kelly
                                                -------------------------------
                                                Name:  William P. Kelly
                                                Title:  President


ACKNOWLEDGED AND AGREED
to this __ day of October, 2000

SOCIETE EUROPEENNE DE PRODUITS REFRACTAIRES



By:  /s/ Roland Lazard
     ---------------------------
Name:  Roland Lazard
Title: Senior Vice President Finance

                                   SCHEDULE I


Carborundum France, SA                                     $2,100,000

Unifrax Limited                                            $10,000,000

Carborundum Deutschland GmbH                               $4,700,000

Carborundum Australia Pty. Ltd.                            $3,400,000